Exhibit 99.1

CENTERPOINT REPORTS FIRST QUARTER RESULTS
3.1% INCREASE IN FIRST QUARTER EARNINGS PER SHARE

First Quarter Highlights:

•                  4.1% Increase in FFO Per Share

•                  Leasing Ahead of Plan – 1.3 Million Square Feet Signed in Q1

•                  Strong Investment/Development Activity and Pipeline

•                  Dispositions Continue to Fund New Investments

•                  Strong Balance Sheet - 5.4 to 1 Debt Service Coverage

•                  Redeeming Series A Preferred Shares

Oak Brook, Illinois, April 16, 2002 - CenterPoint Properties Trust (NYSE: CNT) reported today that earnings per share increased 3.1% for the first quarter 2003 to $0.66 from $0.64 for the same period in 2002.  Net income for the quarter increased 5.2% to $15.7 million from $14.9 million in the first quarter 2002.

Historically, CenterPoint has reported Funds From Operations (FFO) per share on a non-diluted basis.  This increased 4.1% for the first quarter 2003 to $1.02 from $0.98 for the same period in 2002. On a Generally Accepted Accounting Principles (GAAP) diluted basis, FFO per share also increased 4.1% for the first quarter 2003 to $1.01 from $0.97 for the same period in 2002.  CenterPoint defines FFO as: net income available to common shareholders, plus real estate depreciation and non-financing amortization, inclusive of fee income and gain or losses on industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.

Consistent with earnings guidance provided December 2002, the Company expects to report FFO per share on a non-diluted basis in the range of $4.27 to $4.37 for the full year 2003, as compared to $4.04 for 2002.  On a GAAP-diluted basis, the Company expects to report FFO per share in the range of $4.20 to $4.30 as compared to $3.98 for 2002. The Company expects to report FFO per share on a non-diluted basis in the range of $1.02 to $1.06 for Q2 2003 and on a GAAP-diluted basis in the range of $1.00 to $1.04.

CenterPoint has always reported EPS on a GAAP-diluted basis. In light of new SEC financial reporting recommendations, beginning in the second quarter 2003, CenterPoint will report FFO per share quarterly results and per share guidance solely on a GAAP-diluted basis.

Year-to-Date Ahead of Plan

“Although Chicago’s winters usually slow first quarter activity, in the last 90 days we leased 1.3 million square feet or approximately 20% of 2003 expirations and preexisting vacancy,” stated

John S. Gates, Jr., Chief Executive Officer.  “Nonetheless, as we move into the second quarter we continue to be cautious given the geopolitical concerns and unpredictable markets.”

“Fortunately, we continue to see significant interest in our value-added business.  Redevelopment, development and investment opportunities are numerous and driven by our ability to assist customers in adjusting their industrial real estate to current business conditions.  This is evidenced by strong interest in our existing business parks and recent announcements including Home Depot, Brinks, CPI Plastics and McCook.  We expect to announce other projects in the coming months, further enhancing our development pipeline and earnings growth visibility.”

“Additionally, CenterPoint owns or controls more than 2,600 acres of land throughout metropolitan Chicago upon which we could develop 38 million square feet.  This puts us in an excellent position to execute build-to-suits as the market rebounds.”

Operating Portfolio Improving

In the first quarter, CenterPoint renewed or replaced 812,554 square feet or 19.3% of all 2003 scheduled lease expirations. This significantly exceeds first quarter 2002 renewals and replacements that represented 302,683 square feet or 8.5% of all 2002 lease expirations.  First quarter 2003 total leasing activity (including lease up of vacancy) represented 1,274,093 square feet, or 37% more than first quarter 2002 total leasing activity of 932,759 square feet.

As a result of ‘front end’ leasing concessions, first quarter 2003 renewal and replacement rents decreased at an average rate of 1.3% on a cash basis, but increased 13.5% on a GAAP basis.  Rents for all leasing activity, representing 1,274,093 square feet, declined an average of 8.1% on a cash basis and increased 12.2% on a GAAP basis.  As of March 31, 90.5% of CenterPoint’s in-service industrial portfolio was leased and occupied.  Excluding properties sold, the Company retained 93.4% of its tenants for the first quarter 2003.

Development and Investment Activity

During the first quarter 2003, CenterPoint delivered the $11.9 million Potlatch Corporation build-to-suit located at CenterPoint Intermodal Center (CIC) in Elwood, IL.

In April 2003, CenterPoint contracted to purchase 245 acres in two adjacent parcels in McCook, IL. The south parcel was acquired in a U.S. Bankruptcy Court auction.  It consists of 143 acres and includes more than half of the 3 million-square-foot former McCook Metals aluminum plant. The Company also executed a contract to purchase an adjacent 102 acres and the remainder of the McCook plant in a separate transaction.  McCook Metals filed for bankruptcy in August 2001. Site development is expected to begin in late summer 2003.  When fully developed, the parcels could support more than 4 million square feet of new state-of-the-art distribution or manufacturing facilities. These sites adjoin CenterPoint Business Center – McCook, a 150-acre business park recently developed by CenterPoint, with 1.2 million square feet of industrial buildings and approximately 33 acres capable of supporting an additional 400,000 square feet of build-to-suits.  McCook is an infill site located approximately 12 miles southwest of downtown

Chicago at I-55 and I-294.  It benefits from access to the region’s extensive interstate highways, skilled labor force, abundant water supply and public transportation. The rail service sites are within two miles of a Burlington Northern Santa Fe intermodal yard and the UPS national distribution hub, offering highly efficient logistics infrastructure.

CenterPoint and its affiliates currently have six build-to-suits under construction totaling $82.8 million that are 97% pre-leased.  These projects are expected to produce a weighted initial cash yield of 10.6% and GAAP yield of 11.9%.

In January, CenterPoint finalized an agreement with Brink’s Inc. for a 75,250-square-foot build-to-suit for sale located on 6.9 acres of land at the California Avenue Business Center (Cal/290) in Chicago, IL.  Brink’s is the oldest and largest security transportation company in the world and is the first business to locate at the business park.  Construction of the facility began in January and will be completed in June 2003.  Cal/290 is located 4 miles west of downtown Chicago just off of the Eisenhower Expressway (I-290).  When completed, the park will feature up to 650,000 square feet of manufacturing and distribution facilities.

Dispositions

CenterPoint completed $29 million in dispositions during the first quarter.  Proceeds will be redeployed into CenterPoint’s pipeline of investments and build-to-suit developments.

Included in disposition activity was the closing of approximately 129 acres of the 600-acre rail facility at CIC leased to the BNSF. As announced last December, total proceeds from the sale of the 600-acre facility, including the assumption of debt, are $91.1 million. The Company closed the first sale of 225 acres in the fourth quarter 2002 for $34.1 million. The 129 acres closed in the first quarter 2003 produced proceeds of $19.1 million. The remaining $37.9 million of sale proceeds (of the total $91.1 million transaction) will be realized over the next three quarters. These transactions are expected to represent the majority of 2003 dispositions and gains.

CenterPoint Affiliates

CenterPoint Venture, LLC

CenterPoint Venture LLC, a joint venture between CenterPoint Properties and CalEAST (a joint venture between CalPERS and LaSalle Investment Management), was formed in January 2000 to position, package and sell stabilized industrial property investment opportunities routinely passed over by the Company due to its more value-added investment focus.  The CenterPoint Venture is successfully executing this strategy and the relationships with both CalPERS and LaSalle Investment Management have led to several investment and disposition opportunities for the REIT as well.

CenterPoint Venture and its affiliates contributed FFO of $4,029,611 in the first quarter 2003.  On March 31, 2003, CenterPoint Venture assets totaled $92.8 million.

As announced in February, an affiliate of CenterPoint Venture invested in six properties leased to Home Depot USA.  The six building portfolio totaling 2,638,422 square feet of newly constructed, state of the art distribution buildings are located in the major markets of New York, Los Angeles, Dallas, Houston, Orlando and Seattle.  In March, three of the six buildings were sold to an institutional investor.

On March 1, the CenterPoint Venture through its joint venture with WisPark completed construction of a 250,370-square-foot regional parts distribution facility for Volkswagen in Pleasant Prairie, WI.  This investment is expected to produce an initial cash yield of 9.7% and GAAP yield of 10.4%.

In January, CenterPoint Venture, also through its joint venture with WisPark, signed an agreement to build a 99,836-square-foot plastic bag manufacturing and distribution facility for CPI Plastics Group Limited (TSE: CPI) in the Lakeview Corporate Park in Pleasant Prairie, WI. Construction of the new facility commenced in January and is expected to be completed by June 2003.

Chicago Manufacturing Campus, LLC

At March 31, Chicago Manufacturing Campus, LLC (a development joint venture between CenterPoint and Ford Motor Land Development Corporation) had assets totaling $62.4 million.  The 1.6 million-square-foot supplier park consisting of four buildings is 100% leased or under letter of intent to various Ford suppliers.  Two of the four buildings will be completed in the second quarter 2003 and the other two buildings will be completed by the fourth quarter 2003.

Both ventures’ financial statements are included in the Company’s supplemental investor package.

Balance Sheet and Liquidity

At March 31, CenterPoint had a total of $706 million of senior debt outstanding producing a debt to total market capitalization of 32.2%.  For the first quarter, debt service coverage was 5.4 to 1 and fixed charge coverage was 3.9 to 1.

In the quarter, the Company retired its $150 million 7.97% notes that came due January 12, 2003.  This transaction helped to significantly lower the Company’s overall weighted average interest rate to 4.8%, down 1.4% from December 31, 2002.

On April 1, CenterPoint announced the redemption of its 8.48% Series A Cumulative Redeemable Preferred Shares on May 6, 2003 for an aggregate redemption price of $25.0353 per Series A Preferred Share, including accrued and unpaid dividends.

The Company intends to fund the redemption with proceeds from the issuance of Series C Cumulative Redeemable Preferred Shares through a private placement to an institutional investor.  The Series C Preferred Shares will not be registered under the Securities Act and may not be offered or sold in the United States without registration or an exemption from registration.

The initial dividend rate on the Series C shares will be three month LIBOR plus 150 basis points, or 2.8% on March 31.

“The Company continues to seek to lower its fixed charges by exploiting strong fixed income and disposition markets,” stated Paul Fisher, Chief Financial Officer.  “We intend to securitize a significant portion of our CIC Tax Increment Financing note, which could be used to retire the Series C Preferred or debt.  Sales proceeds are available for the same purpose.”

Dividend

On March 10, 2003, the Company’s Board of Trustees declared a second quarter dividend of $0.6075 per common share to be paid April 25, 2003 to shareholders of record April 20, 2003. On an annualized basis, this equates to $2.43 per share for the year 2003.  The Board of Trustees also declared preferred dividends of $0.53 per share of its 8.48% Series A Cumulative Redeemable Preferred Shares to be paid April 30, 2003 to the shareholders of record April 15, 2003 and $0.9375 per share of its 7.50% Series B Convertible Cumulative Redeemable Preferred Shares to be paid June 30, 2003 to shareholders of record June 16, 2003.

For the first quarter 2003, the Company’s FFO payout ratio was 60%. The Company’s low payout ratio is a result of its desire to maximize internal capital formation.

Chicago Industrial Submarkets Active

According to Colliers Bennett & Kahnweiler Inc. (CB&K) and The Polacheck Company, construction completions in the 1.3 billion square foot greater Chicago market for the first quarter 2003 totaled 4.2 million square feet compared to 4.5 million square feet in the first quarter 2002.

Gross absorption for the first quarter 2003 was 10.6 million square feet, a decrease of 14% from 12.3 million square feet in the first quarter 2002.  Vacancy for the quarter was 8.6% compared to 8.3% in the fourth quarter 2002.

The strongest absorption activity occurred in the Southwest Suburbs, Fox Valley and the I-290 North Corridor.

CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.3 billion-square-foot Chicago regional market.  It currently owns and operates approximately 33 million square feet and owns or controls an additional 2,656 acres of land upon which 38 million square feet could be developed.  The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint has a current total market capitalization of approximately $2.2 billion.

Statements in this release, which are not historical, may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K or 10-Q.

An Investor conference call will be held Thursday, April 17, 2003 beginning 1:00 p.m. CST, 2:00 p.m. EST.  This call will be broadcast live on www.centerpoint-prop.com . To listen to the webcast, your computer must have Media Player installed.  If you do not have Media Player, the CenterPoint website will have instructions for installing a Media Player at the Pre-event System Test link.  An online replay will also be available approximately one hour after the call.  A replay of the call will be available after 5:00 p.m. on Thursday, April 17, 2003. The replay number is 888-266-2081, passcode 6461961.

Supplemental financial and operating information will be available on the Company’s web site at www.centerpoint-prop.com after 7:00 a.m. ET on Thursday, April 17, 2003.

Financial Statements to Follow...

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2003	December 31, 2002
	(unaudited)
Assets:
Investment in real estate:
Land	$178,417	$179,466
Buildings	777,963	772,722
Building improvements	134,234	132,274
Furniture, fixtures, and equipment	23,134	22,764
Construction in progress	114,279	111,883
	1,228,027	1,219,109
Less accumulated depreciation	(151,420)	(143,587)
Real estate held for sale, net of depreciation	33,100	48,632
Net investment in real estate	1,109,707	1,124,154

Cash and cash equivalents	3,894	910
Restricted cash	44,245	60,441
Tenant accounts receivable, net	32,629	31,487
Mortgage note receivable	21,201	21,247
Investment in and advances to affiliate	33,552	30,838
Prepaid expenses and other assets	43,789	20,784
Deferred expenses, net	15,155	16,463

	$1,304,172	$1,306,324

Liabilities and shareholders' equity
Mortgage notes payable and other debt	$60,612	$80,286
Senior unsecured debt	350,000	500,000
Tax-exempt debt	94,420	94,420
Line of credit	201,000	18,000
Preferred dividends payable	1,060	1,060
Accounts payable	1,298	11,942
Accrued expenses	53,593	62,034
Rents received in advance and security deposits	11,852	11,623

	773,835	779,365

Shareholders' equity:
Preferred equity	119,611	119,611
Common equity	484,579	477,069
Retained earnings (deficit)	(52,885)	(54,474)
Other comprehensive loss	(5,675)	(5,898)
Unearned compensation - restricted shares	(15,293)	(9,349)

	530,337	526,959

	$1,304,172	$1,306,324

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES
FUNDS ANALYSIS
(in thousands, except share data)

	Three Months Ended March 31
	2003	2002
	(Unaudited)	(Unaudited)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS

Funds from operations
Net income available to common shareholders	$15,677	$14,903
Add back/(deduct):
Depreciation and amortization, net of tax:
Continuing operations	8,504	8,179
Discontinued operations	116	578
Unconsolidated subsidiaries	82	68
Accumulated depreciation on sold industrial assets, net of tax	(490)	(1,070)
Convertible preferred dividend	933	933

Funds from operations	$24,822	$23,591

Funds from operations per share	$1.02	$0.98

RECONCILIATION OF NET INCOME TO EBITDA

EBITDA
Net income available to common shareholders	$15,677	$14,903
Add back/(deduct):
Preferred dividends	2,523	2,523
Interest incurred, net	5,929	6,794
Interest incurred, net from discontinued operations	312	—
Depreciation and amortization	8,785	8,326
Depreciation and amortization from discontinued operations	116	578
Amortization of deferred financing costs	943	595
Provision for income taxes (expense) benefit	(331)	791
Provision for income taxes (expense) benefit from discontinued operations	—	11
EBITDA	$33,954	$34,521

Debt service coverage	5.4	5.1
Fixed charge coverage	3.9	3.7

Annualized FFO return on common equity

FFO return on common equity	20.49%	19.87%

Calculation of funds from operations using GAAP diluted shares
Funds from operations	$24,822	$23,591
Less: Convertible preferred dividend	(933)	(933)
Funds from operations - diluted	$23,889	$22,658

Funds from operations per share, diluted	$1.01	$0.97

Reconciliation of average shares outstanding
Basic Shares - GAAP	23,109,149	22,852,866
Add: Preferred Series B - common share equivalent	1,143,347	1,143,347
FFO shares	24,252,496	23,996,213
Less: Preferred Series B - common share equivalent	(1,143,347)	(1,143,347)
Add: Stock options - common share equivalent	577,615	592,103
Diluted shares - GAAP and FFO	23,686,764	23,444,969

CENTERPOINT PROPERTIES TRUST
FIRST QUARTER 2003 EARNINGS RELEASE DEFINITIONS

Cash Yield is initial NOI, excluding straight line rents, divided by total project costs.

Debt Service Coverage is EBITDA divided by interest incurred, net.

Debt to Total Market Cap is total debt from the balance sheet divided by the sum of total debt from the balance sheet plus the market value of shares outstanding at the end of the period.

EBITDA  stands for earnings before interest, income taxes, depreciation and amortization.  Management believes that EBITDA is helpful to investors as an indication of property operations, because it excludes costs of financing and non-cash depreciation and amortization amounts.  EBITDA does not represent cash flows from operations as defined by GAAP, should not be considered by the reader as an alternative to net income as an indicator of the Company’s operating performance, and is not indicative of cash available to fund all cash flow needs.  Investors are cautioned that EBITDA, as calculated by the Company, may not be comparable to similarly titled but differently calculated measurers for other REITs.

FFO Payout Ratio is dividends paid during the period divided into Funds from Operations for that same period.

FFO Return on Common Equity is calculated as FFO divided by common equity.

Fixed Charge Coverage is EBITDA divided by the total of interest incurred, net and preferred dividends

Funds From Operations (FFO) The National Associations of Real Estate Investment Trust (“NAREIT”) defines funds from operations (“FFO”) (April, 2002 White Paper) as net income excluding gains (or losses) from sales of property, plus depreciation and amortization.  NAREIT adds, “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.”  Accordingly, CenterPoint calculates FFO, inclusive of fee income and industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  The Company believes that FFO inclusive of cash gains better reflects recurring funds because the disposition of stabilized properties, and the recycling of capital and profits into new “value added” investments, is fundamental to the company’s business strategy.

GAAP Yield is initial NOI, including straight line rents, divided by total project costs.

Weighted Average GAAP Yield is calculated as the total NOI, including straight-line rents, for the 12 months following stabilization, divided by Total Costs.

Weighted Average Initial Cash Yield is calculated as the total NOI, excluding straight-line rents, for the 12 months following stabilization, divided by Total Costs.

Weighted Average Interest Rate is the annual interest expense for the current outstanding debt (most current interest rate X current debt outstanding) divided into the current debt outstanding.